Exhibit 99.2

Preliminary Offering Circular Excerpts

The following table sets forth our cash and cash equivalents and our capitalization as of December 26, 2009:

(1)	on a historical basis;

(2)	on an as adjusted basis, calculated to give effect to the consummation of the Cash Tender Offers and the issuance of the notes as though such transactions had occurred on December 26, 2009.

In presenting the pro forma effect of consummation of the Cash Tender Offers in this exhibit, we have assumed that all of the 2006 9.50% Notes, 2009 9.50% Notes and 8.875% Notes tendered as of 5.00 p.m., New York City time, on April 20, 2010 will be accepted for purchase, but any other existing senior notes not tendered by such time will remain outstanding immediately following the expiration date of the Cash Tender Offers.

RBS Global, Inc. and Subsidiaries:

	As of December 26, 2009
	Historical	As Adjusted(1)
	(in millions) (unaudited)
Cash and cash equivalents(2)	$258.2	$222.1

Debt:
Term loans	$764.5	$764.5
Borrowings under revolving credit facility(3)	—	—
Accounts receivable securitization program(4)	—	—
2018 notes offered hereby	—	1,145.0
9.50% senior notes due 2014(5)	978.8	0.9
8.875% senior notes due 2016	79.0	2.0
11.75% senior subordinated notes due 2016	300.0	300.0
10.125% senior subordinated notes due 2012	0.3	0.3
Other(6)	8.3	8.3

Total debt, including current portion	2,130.9	2,221.0
Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid in capital	532.2	532.2
Retained deficit(7)	(390.9)	(494.0)
Accumulated other comprehensive loss	(121.6)	(121.6)

Total stockholders’ equity	19.8	(83.3)

Total capitalization	$2,150.7	$2,137.7

(1)	This pro forma “As Adjusted” presentation assumes this transaction will be accounted for as an extinguishment of debt in accordance with Financial Accounting Standards Board Accounting Standards Codification 470-50.
(2)	The adjusted balance of $222.1 million reflects the payment of $36.1 million of accrued and unpaid interest as of December 26, 2009.
(3)	As of December 26, 2009, we had no outstanding borrowings under our $150.0 million revolving credit facility. However, approximately $30.9 million of the revolving credit facility was considered utilized in connection with outstanding letters of credit.
(4)	There were no borrowings outstanding under our $100 million accounts receivable securitization program as of December 26, 2009, however, our borrowing capacity was reduced by $24.8 million due to borrowing base limitations.
(5)	The historical debt amount of $978.8 million includes net unamortized original issue discount of $12.5 million at December 26, 2009.
(6)	Primarily consists of debt at various foreign subsidiaries and capitalized lease obligations.
(7)	The adjusted amount of $(494.0) million reflects the impact on retained deficit related to the write-off of $27.1 million of previously capitalized deferred financing fees, the write-off of $12.5 million of net original issue discount and $63.5 million of consent payments made in connection with the retirement of $794.1 million, $196.3 million and $77.0 million of 2006 9.5% Notes, 2009 9.5% Notes and 8.875% Notes, respectively. No net tax impact has been recorded on these adjustments as the tax benefit associated with the additional expenses (or losses) would be offset by a corresponding increase to our valuation allowance.

As of December 26, 2009 (as adjusted to give pro forma effect to the issuance of the notes and the consummation of the Cash Tender Offers) we would have had $2,221.0 million of outstanding indebtedness, our fiscal 2010 debt service payment obligations would have been $170.6 million (including approximately $141.0 million of debt service on fixed rate obligations) and our Adjusted EBITDA to Fixed Charges ratio would have been 1.66 to 1.00 (calculated pursuant to the indentures governing our existing senior notes to include the annualized effect of certain operational changes effected prior to the date of this offering circular).

Set forth below is certain financial information related to covenants in our credit agreement and indentures, as disclosed in the Offering Circular for the LTM period.

The data below for the LTM Period is calculated by subtracting the data for the nine months ended December 27, 2008 from the data for the year ended March 31, 2009 and then adding the data for the nine months ended December 26, 2009.

LTM Period
Fixed Charges(1)	$168.7
Ratio of Adjusted EBITDA to Fixed Charges(2)	1.66x
Senior secured bank debt(3)	$523.1
Total senior secured bank leverage ratio(4)	1.87x
Ratio of Adjusted EBITDA to Fixed Charges, as adjusted(5)	1.66x
Total senior secured bank leverage ratio, as adjusted(6)	2.00x

(1)	The indentures governing our senior notes define fixed charges as interest expense excluding the amortization or write-off of deferred financing costs.
(2)

Does not include positive pro forma adjustments to Adjusted EBITDA permitted under the indentures governing our notes (but not permitted under the credit agreement that governs our senior secured credit facilities) to be included when calculating the ratio of Adjusted EBITDA to Fixed Charges for purposes of incurring additional debt or making restricted payments under certain circumstances, and for other purposes under the indentures.

(3)	The senior secured credit facilities define senior secured bank debt as consolidated secured indebtedness for borrowed money, less unrestricted cash, which was $241.4 million at December 26, 2009. Senior secured bank debt reflected in the table consists primarily of borrowings under the senior secured credit facilities.
(4)	The senior secured credit facilities define the senior secured bank leverage ratio as the ratio of senior secured bank debt to Adjusted EBITDA for the trailing four fiscal quarters.
(5)	As of December 26, 2009 as adjusted to give pro forma effect to the issuance of the notes and the Cash Tender Offers.
(6)	As of December 26, 2009 as adjusted to give pro forma effect to the issuance of the notes and the Cash Tender Offers.

As of the date of the offering, we initially have the capacity to make dividends and other distributions to our parent companies, of up to approximately $225 million under the indenture that will govern the notes offered pursuant to the offering circular.

The following table presents the Company’s summary historical financial data as of and for the periods presented.

The summary historical financial data for the LTM Period ended December 26, 2009 is calculated by subtracting the data for the nine months ended December 27, 2008 from the data for the year ended March 31, 2009 and then adding the data for the nine months ended December 26, 2009.

(dollars in millions)	LTM Period
Statement of Operations:
Net sales	$1,535.5
Cost of sales	1,031.6

Gross Profit	503.9
Selling, general and administrative expenses	294.8
Restructuring and other similar costs	25.2
Loss on divestiture	—
(Gain) on Canal Street accident, net	—
Intangible impairment charges	19.5
Transaction-related costs	—
Amortization of intangible assets	49.4

Income (loss) from operations	115.0
Non-operating income (expense):
Interest expense, net(1)	(179.5)
Other income (expense), net	(4.3)

Income (loss) before income taxes	(68.8)
Provision (benefit) for income taxes	(44.3)

Net income (loss)	$(24.5)

Other Data:
Net cash provided by (used for):
Operating activities	$186.7
Investing activities	(39.1)
Financing activities	(132.7)
Depreciation and amortization of intangible assets	109.1
Capital expenditures	(22.8)
Dividend payment to parent company	75.0

As of December 26, 2009
(dollars in millions)	Adjusted(2)
Balance Sheet Data:
Cash and cash equivalents	$222.1
Working capital(5)	459.3
Total assets	2,980.0
Total debt(6)	2,221.0
Stockholders’ equity	(83.3)

(1)

After giving full period pro forma effect to the consummation of the Cash Tender Offers and the issuance of the notes, assuming such transactions occurred on December 28, 2008, our interest expense, net for the twelve months ended December 26, 2009 and the nine months ended December 26, 2009 would have been $175.9 million and $131.0 million, respectively.

(2)	Adjusted to give pro forma effect to the issuance of the notes and the consummation of the Cash Tender Offers as if it had occurred on December 26, 2009.

About RBS Global and Rexnord LLC

RBS Global is the parent company of Rexnord LLC. Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 5,700 employees worldwide. Our Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Companies can be found at www.rexnord.com and www.zurn.com.

Forward-Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Companies as of the date of the release, and the Companies assume no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Companies’ annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

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